Exhibit 99.1

Chart Industries Reports 2008 Fourth Quarter and Year-End Results

Cleveland, Ohio – February 25, 2009—Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the fourth quarter and year ended December 31, 2008. Highlights include:

•	2008 sales up 12% to $744.4 million

•	2008 net income up 79% to $78.9 million, or $2.72 per diluted share

•	Cash and short term investments total $154.4 million

Net sales for the fourth quarter of 2008 increased 3% to $187.5 million from $182.7 million in the comparable period a year ago. For the year, net sales rose 12% to $744.4 million from $666.4 million in 2007. Net income for the fourth quarter of 2008 was $21.7 million, or $0.75 per diluted share, an increase of 32% compared with $16.4 million, or $0.57 per diluted share, in the fourth quarter of 2007. For the year, net income was $78.9 million, or $2.72 per diluted share, compared with net income of $44.2 million, or $1.61 per diluted share, in 2007.

The fourth quarter of 2008 included several unusual items that favorably impacted net income by $3.1 million, or $0.11 per diluted share. These items included the reversal of certain contingent liabilities that were established in 2003, partially offset by customer settlements related to completed projects and facility shutdown costs incurred in our Energy & Chemicals (“E&C”) business. The customer settlements included disputed costs on a prior year installation project not covered by insurance.

“2008 was an excellent year across all business segments in terms of operating performance and free cash flow generation, particularly in our E&C business, as improved project execution and mix drove margin enhancement, which resulted in record sales and profit performance.” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “I am particularly pleased with our ability to weather unprecedented raw material price volatility and unfavorable currency exchange rates over the course of 2008. Chart’s flexible cost structure and aggressive cost containment actions enabled our strong fourth quarter operating performance despite the downturn in order intake and sales growth.”

Backlog at December 31, 2008 was $398.8 million, down 16% from the December 31, 2007 level of $475.3 million, and 14% lower than the backlog of $461.8 million at September 30, 2008. Orders for the fourth quarter of 2008 were $126.9 million compared with third quarter 2008 orders of $163.8 million.

“Orders slowed in the fourth quarter as tight credit availability, falling commodity prices, and diminishing global industrial and capital project activity all affected our Distribution &

Storage (“D&S”) and E&C businesses,” Mr. Thomas continued, “BioMedical orders, which have historically been less cyclical than our other businesses, held up nicely.”

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2008 were $24.6 million, or 13.1% of sales, compared with $23.7 million, or 13.0% of sales, for the same quarter a year ago. The slight increase in SG&A expenses was primarily the result of increased bad debt reserves due to customer operating difficulties related to the current market environment.

Income tax expense was $5.9 million for the fourth quarter and represented an effective tax rate of 21.4% compared with $5.0 million for the prior quarter, which represented an effective tax rate of 23.3%. The full year effective tax rate for 2008 was 27.8% compared with 28.2% for 2007. The decline in the fourth quarter effective tax rate was primarily due to a permanent tax difference on the reversal of the contingent liabilities, partially offset by an increase in the mix of domestic versus foreign earnings.

Cash, including short term investments, was $154.4 million at December 31, 2008, which is 66% greater than balances at December 31, 2007. Net debt at December 31, 2008 was $88.7 million.

SEGMENT HIGHLIGHTS

E&C segment sales declined by 4% to $81.5 million for the fourth quarter of 2008, compared with $84.9 million for the same quarter in the prior year. E&C gross profit margin increased to 31.4% in the 2008 period compared with 27.3% in the 2007 quarter primarily due to favorable project mix and improved execution. The fourth quarter sales decline reflects the weakness experienced in order entry rates that began late in the third quarter and accelerated as the fourth quarter progressed as a result of the economic crisis. Our Air Cooled Heat Exchanger business was a notable exception for the quarter, as continued demand from the U.S. domestic natural gas market as well as new applications related to improved energy efficiency for the power industry drove strong order intake coupled with improved operating performance.

D&S segment sales increased by 13% to $83.5 million for the fourth quarter of 2008, compared to $74.1 million for the same quarter in the prior year. The increase in sales reflects improved volume in bulk tanks and the benefits from a small acquisition in Germany made in the second quarter of 2008. D&S gross profit margin of 29.3% in the quarter was slightly higher than its margin of 28.6% a year ago. While packaged gas and standard bulk tanks saw diminished orders over the past quarter, engineered tank orders were robust, particularly at our Czech Republic operations.

BioMedical segment sales declined by 5% to $22.5 million for the fourth quarter of 2008, compared with $23.7 million for the same quarter in the prior year. Lower volume in both medical respiratory and biological storage system sales contributed to the decline. BioMedical gross profit margin declined to 32.2% in the quarter compared with 36.7% for the same period in 2007. This was primarily due to lower volume, product mix, and unfavorable currency impact from euro-denominated sales compared to an unusually strong fourth quarter in 2007.

OUTLOOK

“Reflecting the economic crisis, order rates for our E&C and D&S businesses slowed significantly in the fourth quarter,” stated Mr. Thomas. “While the majority of new E&C projects in development continue to move forward even at today’s lower oil and natural gas prices, project timing has been delayed due to lack of financing or reduced energy and industrial production forecast growth rates. We expect that the difficult economic conditions will persist in 2009. Consequently, we have taken, and will continue to take, cost reduction actions to appropriately align our cost structure with expected market conditions.”

“Although our backlog provides good visibility for the first half of 2009, the uncertain economic conditions challenge our ability to forecast the second half of 2009. Based on our current backlog, order expectations, and cost reduction initiatives, 2009 net sales are expected in a range of $600 to $660 million. Diluted earnings per share are anticipated to be in a range of $1.15 to $1.65 per share based on approximately 29.0 million weighted average shares outstanding.”

“It is very difficult to predict sales and earnings levels in the current market environment. We have provided a wide range in our guidance, given that it is early in the year,” further stated Mr. Thomas. “However, if the current customer destocking that we have experienced over the past four months slows, orders resume to more modest levels, and some capital spending in the energy industry resumes as many of our largest customers have forecast, we expect to be in the mid- to upper range of our guidance.”

Mr. Thomas continued, “Our strong balance sheet, significant liquidity, ongoing cost reduction initiatives and flexible cost structure should enable us to maximize our margins and continue to generate strong free cash flow as we address the uncertainty of customer activity levels in 2009 and beyond. Our management team has managed through difficult business cycles before, and we enter this one in a strong financial and competitive position. I am confident we will come through it even stronger and more successful with new opportunities to resume a strong growth path.”

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future revenue, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; the negative impacts of the recent global economic and financial crisis; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; the modification or cancellation of orders in our backlog; our reliance on key suppliers and potential supplier failures; competition; general economic, political, business and market risks associated with the Company’s global operations; fluctuations in foreign currency exchange and interest rates; potential future charges to income associated with potential impairment of the Company’s significant goodwill and other intangibles; the Company’s ability to successfully manage its costs, core business resources and growth, including its ability to successfully acquire and integrate new product lines or businesses; the loss of key employees and deterioration of labor and employee relations; the pricing and availability of raw materials; the Company’s ability to manage its fixed-price contract exposure; additional liabilities related to taxes; the impact of hurricanes and other severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, pension and severance claims; and long-term risks associated with our indebtedness. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located in eight states and an international presence in Australia, China, the Czech Republic, Germany and the United Kingdom. For more information, visit: http://www.chart-ind.com.

As previously announced, the Company will discuss its fourth quarter and full year 2008 results on a conference call on Wednesday February 25, 2009 at 10:30 a.m. ET. Participants may join the conference call by dialing (888) 241-0558 in the U.S. or (647) 427-3417 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in five to ten minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (888) 567-0361 in the U.S. or (402) 220-2477 outside the U.S. and entering Access Code 82999633. The telephone replay will be available beginning approximately one hour after the end of the call until 11:59 p.m. ET, February 28, 2009.

For more information, click here:

http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1

Contact:

Michael F. Biehl

Executive Vice President and

Chief Financial Officer

216-626-1216

michael.biehl@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2008	2007	2008	2007
Sales	$187,474	$182,675	$744,363	$666,395
Cost of sales	130,190	129,641	504,975	476,854

Gross profit	57,284	53,034	239,388	189,541

Selling, general and administrative expenses (1)	24,648	23,683	100,847	92,650
Amortization expense	2,729	2,647	10,963	10,951
Reversal of contingent liabilities	(6,514)	—	(6,514)	—
Other operating costs	763	(27)	739	759

	21,626	26,303	106,035	104,360

Operating income (2)(3)	35,658	26,731	133,353	85,181

Other (income) expense:
Interest expense, net	4,058	4,765	17,953	22,174
Financing costs amortization	403	413	1,857	1,646
Other (income) expense	3,505	263	3,948	42

	7,966	5,441	23,758	23,862

Income before income taxes and minority interest	27,692	21,290	109,595	61,319
Income tax expense	5,918	4,951	30,489	17,319

Income before minority interest	21,774	16,339	79,106	44,000
Minority interest, net of taxes	100	(79)	182	(156)

Net income	$21,674	$16,418	$78,924	$44,156

Net income per common share—basic	$0.76	$0.58	$2.78	$1.64

Net income per common share—diluted	$0.75	$0.57	$2.72	$1.61

Weighted average number of common shares outstanding—basic	28,408	28,087	28,354	26,872

Weighted average number of common shares outstanding—diluted	28,810	28,909	29,008	27,493

(1)	The year ended December 31, 2007 includes $7,863 of stock-based compensation expense primarily related to the vesting of performance-based options and other expenses incurred in conjunction with the Company's secondary stock offering in June 2007.
(2)	The three months ended December 31, 2008 includes $4,906 of unusual costs for customer settlements and facility shutdown costs in our Energy & Chemicals segment.
(3)	Includes depreciation expense of $2,685 and $2,389 for the three months ended December 31, 2008 and 2007, respectively, and $10,349 and $7,755 for the years ended December 31, 2008 and 2007, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended December 31, (Unaudited)		Year Ended December 31,
	2008	2007	2008	2007
Net Cash Provided by Operating Activities	$10,979	$28,349	$97,812	$82,507

Investing Activities
Capital expenditures	(4,679)	(3,453)	(13,968)	(19,028)
Short term investments	(32,264)	—	(32,264)	—
Proceeds from sales of assets	—	2,099	—	2,099
Acquisition of business	—	—	(18,828)	—
Other investing activities	—	—	(616)	(1,612)

Net Cash Used In Investing Activities	(36,943)	(1,354)	(65,676)	(18,541)

Financing Activities
Net borrowings (payments) on revolving credit facility or short-term debt	—	—	—	(750)
Principal payments on debt	—	—	(6,825)	(40,000)
Stock offering, and warrant and option exercise proceeds	—	1,257	1,329	43,089
Other financing activities	68	1,369	1,435	5,105

Net Cash Provided By Financing Activities	68	2,626	(4,061)	7,444

Net increase (decrease) in cash and cash equivalents	(25,896)	29,621	28,075	71,410
Effect of exchange rate changes on cash	(823)	822	1,221	2,605
Cash and cash equivalents at beginning of period	148,884	62,426	92,869	18,854

Cash And Cash Equivalents At End of Period	$122,165	$92,869	$122,165	$92,869

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$122,165	$92,869
Short term investments	32,264	—
Other current assets	250,596	236,178
Property, plant and equipment, net	102,372	99,579
Goodwill	261,509	248,453
Identifiable intangible assets, net	129,542	135,699
Other assets, net	10,979	12,976

TOTAL ASSETS	$909,427	$825,754

LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities	$194,161	$174,694
Long-term debt	243,175	250,000
Other long-term liabilities	68,131	73,069

Shareholders’ Equity	403,960	327,991

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$909,427	$825,754

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Sales
Energy & Chemicals	$81,526	$84,907	$312,502	$253,672
Distribution & Storage	83,457	74,118	335,916	322,565
BioMedical	22,491	23,650	95,945	90,158

Total	$187,474	$182,675	$744,363	$666,395

Gross Profit
Energy & Chemicals	$25,618	$23,171	$103,085	$58,102
Distribution & Storage	24,424	21,176	101,340	100,673
BioMedical	7,242	8,687	34,963	30,766

Total	$57,284	$53,034	$239,388	$189,541

Gross Profit Margin
Energy & Chemicals	31.4%	27.3%	33.0%	22.9%
Distribution & Storage	29.3%	28.6%	30.2%	31.2%
BioMedical	32.2%	36.7%	36.4%	34.1%
Total	30.6%	29.0%	32.2%	28.4%

Operating Income
Energy & Chemicals (1)	$13,476	$16,561	$70,752	$33,821
Distribution & Storage	16,317	12,350	63,770	66,167
BioMedical	5,646	5,067	20,742	17,788
Corporate (2) (3)	219	(7,247)	(21,911)	(32,595)

Total	$35,658	$26,731	$133,353	$85,181

(1)	The three months and year ended December 31, 2008 includes $4,906 of unusual costs for customer settlements and facility shutdown costs in our Energy & Chemicals segment.
(2)	The Corporate operating results for the three months and year ended December 31, 2008 includes ($6,514) for the reversal of certain contingent liabilities.
(3)	The Corporate operating results for the year ended December 31, 2007 includes $7,863 of stock-based compensation expense primarily related to the vesting of performance-based options and other expenses incurred in conjunction with the Company's secondary stock offering in June 2007.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended		Year Ended December 31,
	December 31, 2008	September 30, 2008
			2008	2007
Orders

Energy & Chemicals (1)	$38,510	$46,264	$220,833	$408,020
Distribution & Storage	67,268	93,817	367,556	324,698
BioMedical	21,106	23,706	94,214	94,045

Total	$126,884	$163,787	$682,603	$826,763

Backlog
Energy & Chemicals	$265,900	$308,891	$265,900	$358,784
Distribution & Storage	125,929	144,248	125,929	107,011
BioMedical	7,013	8,631	7,013	9,483

Total	$398,842	$461,770	$398,842	$475,278

(1)	The 2007 orders for the Energy & Chemicals segment include an order in excess of $130.0 million from Energy World Corporation for four LNG liquefaction trains.